PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(B)(3)
TO PROSPECTUS DATED NOVEMBER 4, 1999                  REGISTRATION NO. 333-84221

                                  $350,000,000

                              SANMINA CORPORATION
                 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2004
                           AND SHARES OF COMMON STOCK
                           -------------------------

     This prospectus supplement relates to the resale by the selling securityholders of 4 1/4% convertible subordinated notes due 2004 of Sanmina Corporation and the shares of common stock, par value of $0.01 per share, of Sanmina Corporation issuable upon the conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated November 4, 1999, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

     The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                                                                    NUMBER OF
                                             PRINCIPAL AMOUNT AT                    SHARES OF
                                              MATURITY OF NOTES    PERCENTAGE OF   COMMON STOCK   PERCENTAGE OF
                                             BENEFICIALLY OWNED        NOTES       THAT MAY BE     COMMON STOCK
                   NAME                       THAT MAY BE SOLD      OUTSTANDING      SOLD(1)      OUTSTANDING(2)
                   ----                      -------------------   -------------   ------------   --------------
Any other holder of Notes or future
  transferee, pledgee, donee or successor
  of any holder(3)(4)......................      165,865,000           47.4         1,870,629          3.1
AAM/ZAZOVE Institutional Income Fund.......          455,000          *                 5,131        *
San Diego County Employees Retirement
  Assoc. ..................................        2,000,000          *                22,556        *
Oppenheimer Convertible Securities Fund....        3,500,000            1.0            39,473        *
Employee Benefit Convertible Securities
  Fund.....................................          100,000          *                 1,127        *
Nations Capital Income Fund................        2,695,000          *                30,394        *
Pacific Innovations Trust Capital Income
  Fund.....................................          205,000          *                 2,311        *

-------------------------
 *  Less than 1%

(1) Assumes conversion of all of the holder's notes at a conversion price of $88.668 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes -- Right of Conversion." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 58,945,345 shares of common stock outstanding as of November 10, 1999. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) Information about other selling security holders will be set forth in additional prospectus supplements, if required.

(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.
                           -------------------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THE PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

The date of this Prospectus Supplement is November 15, 1999.